UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                        THE FIRST MARBLEHEAD CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    320771108
                              --------------------
                                 (CUSIP Number)

                                  May 21, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                               CUSIP NO. 320771108

1)  NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                      25-1495646
                                                             -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   [    ]
                                                                    (b)   [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                     Commonwealth of
                                                             Pennsylvania
                                                             -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           4,865,345
                                                              ---------

         6)       SHARED VOTING POWER                           513,765
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      4,865,345
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    513,765
                                                              ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                  5,379,110
                                                              ---------

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES  [ ]


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                         5.44%
                                                              ------

12) TYPE OF REPORTING PERSON                                  IA
                                                              ------

                               Page 2 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108


1)  NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                      25-1778076
                                                             -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   [    ]
                                                                    (b)   [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                             -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                          2,896,100
                                                             ---------

         6)       SHARED VOTING POWER                        0
                                                             ---------

         7)       SOLE DISPOSITIVE POWER                     2,896,100
                                                             ---------

         8)       SHARED DISPOSITIVE POWER                   0
                                                             ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                 2,896,100
                                                             ---------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES [ X ]

    Excludes 1,760,700 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., 208,545 shares owned by principals and/or employees of Quaker Capital Management Corporation and 513,765 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                        2.93%
                                                             ------

12) TYPE OF REPORTING PERSON                                 PN
                                                             ------
                               Page 3 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108


1)  NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                      25-1778068
                                                             -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   [    ]
                                                                    (b)   [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                             -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                          2,896,100
                                                             ---------

         6)       SHARED VOTING POWER                        0
                                                             ---------

         7)       SOLE DISPOSITIVE POWER                     2,896,100
                                                             ---------

         8)       SHARED DISPOSITIVE POWER                   0
                                                             ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                 2,896,100
                                                             ---------

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES [ X ]

    Excludes 1,760,700 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., 208,545 shares owned by principals and/or employees of Quaker Capital Management Corporation and 513,765 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                        2.93%
                                                             ------

12) TYPE OF REPORTING PERSON                                 PN
                                                             ------
                               Page 4 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108


1)  NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                      11-3667966
                                                             -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   [    ]
                                                                    (b)   [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware
                                                             -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                          1,760,700
                                                             ---------

         6)       SHARED VOTING POWER                        0
                                                             ---------

         7)       SOLE DISPOSITIVE POWER                     1,760,700
                                                             ---------

         8)       SHARED DISPOSITIVE POWER                   0
                                                             ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                 1,760,700
                                                             ---------

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES [ X ]

    Excludes 2,896,100 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., 208,545 shares owned by principals and/or employees of Quaker Capital Management Corporation and 513,765 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                        1.78%
                                                             ------

12) TYPE OF REPORTING PERSON                                 PN
                                                             ------


                               Page 5 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108


1)  NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                      30-0135937
                                                             -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)   [    ]
                                                                    (b)   [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware
                                                             -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           1,760,700
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      1,760,700
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                  1,760,700
                                                              ---------

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES [ X ]

    Excludes 2,896,100 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., 208,545 shares owned by principals and/or employees of Quaker Capital Management Corporation and 513,765 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                         2.16%
                                                              ------

12) TYPE OF REPORTING PERSON                                  PN
                                                              ------

                               Page 6 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108



1)  NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------



2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   [    ]
                                                                    (b)   [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                     United States
                                                             of America
                                                             -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                          207,600
                                                             ---------

         6)       SHARED VOTING POWER                        0
                                                             ---------

         7)       SOLE DISPOSITIVE POWER                     207,600
                                                             ---------

         8)       SHARED DISPOSITIVE POWER                   0
                                                             ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                                 207,600
                                                             ---------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES [X]

    Mark G. Schoeppner disclaims beneficial ownership of 4,656,800 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P. and Quaker Capital Partners II, L.P., 945 shares owned by principals and/or employees of Quaker Capital Management Corporation and 513,765 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                        0.21%
                                                             ------

14) TYPE OF REPORTING PERSON                                 IN
                                                             ------

                              Page 7 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108



Item 1.

         (a)      Name of Issuer

                  THE FIRST MARBLEHEAD CORPORATION
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  The Prudential Tower, 800 Boylston Street, 34th Floor,
                  Boston, Massachusetts  02199-8157
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania 15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

                               Page 8 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108



         (e)      CUSIP Number

                  320771108
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2 (b) or (c), check whether the person filing is a:

     (a)  /   / Broker of dealer registered under section 15 of the Act;

     (b)  /   / Bank as defined in section 3(a)(6) of the Act;

     (c)  /   / Insurance company as defined in section 3(a)(19) of the Act;

     (d)  /   / Investment company registered under section 8 of the  Investment
                Company Act of 1940;

     (e)  / X / An investment adviser in accordance with  ss.240.13d-1(b)(l)(ii)
                (E);

     (f)  /   / An employee benefit plan or endowment fund in   accordance  with
                ss. 240.13d-1(b)(1)(ii)(F);

     (g)  /   / A parent holding company or control person in  accordance   with
                ss. 240.13d-1(b)(1)(ii)(G);

     (h)  /   / A savings association as defined in Section 3(b) of the  Federal
                Deposit Insurance Act;

     (i)  /   / A church  plan that  is excluded  from  the  definition   of  an
                investment company under  section   3(c)(14) of  the  Investment
                Company Act of 1940;

     (j)  /   / Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.           Ownership
                  ---------

         Quaker Capital Management Corporation:

         (a) Amount Beneficially Owned: 5,379,110

             The filing   of this report  shall not be construed as an admission
             that Quaker   Capital  Management  Corporation  is, for purposes of
             Section 13(d) or 13(g) of the Act

                               Page 9 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108

             or  for  any  other  purposes,   the   beneficial  owner  of  these
             securities. Quaker Capital Management Corporation disclaims beneficial ownership of all 5,379,110 shares covered by this
             Schedule 13G.

         (b) Percent of Class: 5.44%

         (c)

           (i)    Sole power to vote or direct the vote: 4,865,345

           (ii)   Shared power to vote or direct the vote: 513,765

           (iii)  Sole power to dispose or direct the disposition of: 4,865,345

           (iv)   Shared power to dispose or direct the disposition of: 513,765

         Quaker Capital Partners I, L.P.:

         a)  Amount Beneficially Owned: 2,896,100

             The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 2,483,010 shares covered by this Schedule 13G.

         (b) Percent of Class: 2.93%

         (c)

           (i)    Sole power to vote or direct the vote: 2,896,100

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of: 2,896,100

           (iv)   Shared power to dispose or direct the disposition of: 0

         Quaker Premier, L.P.:

         a)  Amount Beneficially Owned: 2,896,100


                              Page 10 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108

             The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 2,483,010 shares covered by this Schedule 13G.

         (b) Percent of Class: 2.93%

         (c)

           (i)    Sole power to vote or direct the vote: 2,896,100

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of: 2,896,100

           (iv)   Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners II, L.P.:

         a)  Amount Beneficially Owned: 1,760,700

             The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 3,618,410 shares covered by this Schedule 13G.

         (b) Percent of Class: 1.78%

         (c)

           (i)    Sole power to vote or direct the vote: 1,760,700

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of: 1,760,700

           (iv)   Shared power to dispose or direct the disposition of: 0

         Quaker Premier II, L.P.:

                              Page 11 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108


         a)  Amount Beneficially Owned: 1,760,700

             The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 3,618,410 shares covered by this Schedule 13G.

         (b) Percent of Class: 1.78%

         (c)

           (i)    Sole power to vote or direct the vote: 1,760,700

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of: 1,760,700

           (iv)   Shared power to dispose or direct the disposition of: 0

         Mark G. Schoeppner:

         a)  Amount Beneficially Owned: 207,600

             The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of 5,171,510 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.21%

         (c)

           (i)    Sole power to vote or direct the vote: 207,600

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of: 207,600

           (iv)   Shared power to dispose or direct the disposition of: 0

                              Page 12 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                      ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         5,170,565 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Page 13 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108



May 28, 2008        QUAKER CAPITAL MANAGEMENT CORPORATION

                         /s/ Mark G. Schoeppner
                         -------------------------------------------------------
                         Mark G. Schoeppner, President


                         QUAKER CAPITAL PARTNERS I, L.P.

                         By:  Quaker Premier, L.P., its general partner

                              By: Quaker Capital Management Corporation, its general partner


                              By:  /s/ Mark G. Schoeppner
                                   ---------------------------------------------
                                   Mark G. Schoeppner
                                   President


                         QUAKER PREMIER, L.P.

                         By:  Quaker Capital Management
                              Corporation, its general partner


                              By:  /s/ Mark G. Schoeppner
                                   ---------------------------------------------
                                   Mark G. Schoeppner
                                   President


                         QUAKER CAPITAL PARTNERS II, L.P.

                         By:  Quaker Premier II, L.P., its general partner

                              By: Quaker Capital Management Corporation, its general partner


                                   By:  /s/ Mark G. Schoeppner
                                        ----------------------------------------
                                        Mark G. Schoeppner
                                        President


                              Page 14 of 15 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 320771108



                         QUAKER PREMIER II, L.P.

                         By: Quaker Capital Management Corporation, its general partner


                              By:  /s/ Mark G. Schoeppner
                                   ---------------------------------------------
                                   Mark G. Schoeppner
                                   President



                                   /s/ Mark G. Schoeppner
                                   ---------------------------------------------
                                   Mark G. Schoeppner


                              Page 15 of 15 Pages